Exhibit 99.1
551 Fifth Avenue Suite 300 New York, NY 10176 PRESS RELEASE
ABM INDUSTRIES NAMES NEW INDEPENDENT DIRECTOR
J. Philip Ferguson, Investment Management Executive, to Join ABM Board
NEW YORK, NY — December 7, 2009 — ABM Industries Incorporated (NYSE: ABM) announced today that its board of directors elected J. Philip Ferguson as an independent director. A longtime investment management executive, Ferguson most recently served as chairman, president and chief investment officer of AIM Capital Management, Inc. (now Invesco AIM). Ferguson was appointed to the board’s audit committee. ABM Industries, which operates through its subsidiaries, is the leading provider of facility services in the United States.
“Phil’s deep and broad knowledge gained as an investment executive with several of the country’s leading firms will be a terrific asset to the ABM board,” said Henrik Slipsager, president and chief executive officer of ABM Industries Incorporated. “We look forward to leveraging his extensive experience and expertise as ABM launches its second century in business and builds on our leadership in facility services.”
Bringing more than 40 years of experience in multiple aspects of the investment management industry, Ferguson rose to chairman, president and chief investment officer of AIM Capital Management, overseeing equity and fixed-income portfolio management, investment strategies and the firm’s staff. He joined AIM Capital Management in 2000 as senior investment officer and helped shape its product line, portfolio strategies and investment policies before retiring as chairman in 2007. Previously, Ferguson held senior roles at several investment management firms, including: managing partner at Beutel, Goodman & Company; senior vice president at Lehman Brothers, Inc.; and vice president of Goldman, Sachs & Company. Ferguson holds a finance degree from Texas Christian University, a certificate in international law from the City of London College and a juris doctorate degree from the University of Texas Law School. A native of Texas, he has served on several industry, investment and civic boards, including the Investor Adviser Association, the University of Texas Investment Management Company, the Houston Ballet and the Museum of Fine Arts, Houston.
“We look forward to working with Phil and the wealth of financial knowledge and experience he brings to our board and the audit committee,” said Maryellen Herringer, chairman of the board of directors, ABM Industries Incorporated. “He is a highly respected, successful executive who will play a valuable role in helping to advance ABM’s businesses.”

About ABM Industries Incorporated
ABM Industries Incorporated (NYSE:ABM), which operates through its subsidiaries (collectively “ABM”), is the leading provider of facility services in the United States. With fiscal 2008 revenues in excess of $3.6 billion and approximately 100,000 employees, ABM provides janitorial, facility, engineering, parking and security services for thousands of commercial, industrial, institutional and retail facilities across the United States, Puerto Rico and British Columbia, Canada. ABM’s business services include ABM Janitorial Services, ABM Facility Services, ABM Engineering Services, Ampco System Parking, and ABM Security Services. For more information visit www.abm.com.
# # # END # # #
Contact

Media:	Tony Mitchell	Investors & Analysts:	David Farwell
	(212) 297-9828		(212) 297-9792
	tony.mitchell@abm.com		dfarwell@abm.com